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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13GA

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

CADENCE PHARMACEUTICALS INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
12738T100
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: VERSANT VENTURES II, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		1,999,998

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,999,998

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

2(a)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: VERSANT VENTURE CAPITAL II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		1,945,686 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,945,686 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,945,686 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(b)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: VERSANT SIDE FUND II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		17,389 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		17,389 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

17,389 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.06%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(c)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: VERSANT AFFILIATES FUND II-A, LP I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF		36,923 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		36,923 shares

WITH:	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

36,923 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.12%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

2(d)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: BRIAN G. ATWOOD I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		25,000

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		25,000

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,024,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(e)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: BRADLEY J. BOLZON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	CANADA

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(f)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: SAMUEL D. COLELLA I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(g)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: ROSS A. JAFFE I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(h)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: WILLIAM J. LINK I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(i)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: BARBARA N. LUBASH I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(j)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: DONALD B. MILDER I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(k)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: REBECCA B. ROBERTSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(l)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: CAMILLE D. SAMUELS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(m)

CUSIP No.	12738T100

1	NAMES OF REPORTING PERSONS: CHARLES M. WARDEN I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,999,998 shares

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,999,998 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,999,998 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2(n)

Item 1.
(a)	Name of Issuer
CADENCE PHARMACEUTICALS, INC.

(b)	Address of Issuer’s Principal Executive Offices
12481	HIGH BLUFF DRIVE, SUITE 200, SAN DIEGO CA 92130
Item 2.
(a)	Name of Person Filing

Versant Ventures II, LLC	(VVII-LLC)
Versant Venture Capital II, L.P.	(VVC-II)
Versant Side Fund II, L.P.	(VSF-II)
Versant Affiliates Fund II-A, L.P.	(VAF-IIA)
Brian G. Atwood	(BGA)
Bradley J. Bolzon	(BJB)
Samuel D. Colella	(SDC)
Ross A. Jaffe	(RAJ)
William J. Link	(WJL)
Barbara N. Lubash	(BNL)
Donald B. Milder	(DBM)
Rebecca B. Robertson	(RBR)
Camille D. Samuels	(CDS)
Charles M. Warden	(CMW)
VVII-LLC is the General Partner of VVC-II, VSF-II & VAF-IIA. BGA, BJB, SDC, RAJ, WJL, BNL, DBM, RBR, CDS & CMW are Managing Directors of VVII-LLC
(b)	Address of Principal Business Office or, if none, Residence
Versant Ventures, 3000 Sand Hill Road, #4-210, Menlo Park, CA 94025

(c)	Citizenship
VVII-LLC, VVC-II, VSF-II & VAF-IIA = Delaware
BGA, SDC, RAJ, WJL, BNL, DBM, RBR, CDS and CMW = United States; BJB = Canada

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number

12738T100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not Applicable.

3

Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.
   See Rows 5 through 11 of cover pages
Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .
Item 6. Ownership of More than Five Percent on Behalf of Another Person
 Under certain circumstances set forth in the Limited Partnership Agreements of VVC-II, VSF-II & VAF-IIA, the General Partner and Limited Partners of each such Fund have the right to receive dividends from, or proceeds from the sale of, the Common Stock of Issuer owned by each such Fund.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
 Not Applicable.
Item 8. Identification and Classification of Members of the Group
 Not Applicable.
Item 9. Notice of Dissolution of Group
 Not Applicable.
Item 10. Certification
 Not Applicable.
EXHIBITS
 A. Joint Filing Statement

4

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
     Dated: February 11, 2008

VERSANT VENTURE CAPITAL II, L.P.
By its General Partner, Versant Ventures II, LLC

VERSANT SIDE FUND II, L.P.
By its General Partner, Versant Ventures II, LLC

VERSANT AFFILIATES FUND II-A, L.P.
By its General Partner, Versant Ventures II, LLC

/s/ Brian G. Atwood
Brian G. Atwood, Managing Director

5

EXHIBIT A
JOINT FILING STATEMENT
     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G/A is filed on behalf of each of us.
     Date: February 11, 2008
VERSANT VENTURE CAPITAL II, L.P.
     By its General Partner, Versant Ventures II, LLC
VERSANT SIDE FUND II, L.P.
     By its General Partner, Versant Ventures II, LLC
VERSANT AFFILIATES FUND II-A, L.P.
     By its General Partner, Versant Ventures II, LLC
/s/ Brian G. Atwood
Brian G. Atwood, Managing Director
Brian G. Atwood
Bradley J. Bolzon
Samuel D. Colella
Ross A. Jaffe
William J. Link
Barbara N. Lubash
Donald B. Milder
Rebecca B. Robertson
Camille D. Samuels
Charles M. Warden
/s/ Robin L. Praeger
Robin L. Praeger, Authorized Signer

6